Exhibit 10.4

SECOND AMENDMENT TO THE
DEFERRED INCOME PLAN FOR TEXTRON EXECUTIVES

(Restatement effective January 3, 2010)

By resolutions adopted on February 25, 2014, the Organization and Compensation Committee of the Board of Directors of Textron Inc. (the “Committee”) directed Textron’s Executive Vice President, Human Resources to amend the Deferred Income Plan for Textron Executives (the “Plan”) to eliminate the Textron matching contribution credit.  Pursuant to this instruction, Section 2.04(b) of the Plan (“Textron Company Contributions”) is hereby amended to read in its entirety as follows, effective for deferral elections made on or after January 1, 2014:

(b)                              Textron Company Contribution.  A Schedule A Participant shall receive a matching contribution credit in his Stock Unit Account equal to 10% of any Elective Deferred Income that the Participant allocates initially to his Stock Unit Account, excluding (1) any deferral of compensation for services performed, or a performance period that begins, after December 31, 2014, and (2) any deferral of base salary or other compensation that Textron has not irrevocably designated in writing as eligible.  No matching contribution credit shall be made for any deferral with respect to which the services giving rise to the compensation are performed, or the performance period begins, after December 31, 2014.

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IN WITNESS WHEREOF, Textron Inc. has caused this amendment to be executed by its duly authorized officer.

TEXTRON INC.

Dated: March 24, 2014	By	/s/ Cheryl H. Johnson
Cheryl H. Johnson
Executive Vice President, Human Resources